Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On November 30, 2016, Zayo Group Holdings, Inc. (“Zayo” or the “Company”) disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”), the entrance into an Agreement and Plan of Merger (the “Merger Agreement”) with Electric Lightwave Parent, Inc. (“Electric Lightwave”). On March 1, 2017, the transactions contemplated by the Merger Agreement were consummated at which time Zayo acquired one hundred percent of the ownership interest of Electric Lightwave (the “Electric Lightwave Acquisition”) for a purchase price of $1,426.6 million,  net of cash acquired, subject to certain post-closing adjustments. The acquisition of Electric Lightwave was funded with proceeds from a previously announced $650.0 million incremental term loan (the “Incremental Term Loan”) and $800.0 million aggregate principal amount of 5.75% senior unsecured notes due in 2027 (the “January 2017 Notes Offering”).  The Electric Lightwave Acquisition, the Incremental Term Loan and the January 2017 Notes Offering are collectively referred to as the “Transactions”.

The following table presents the unaudited pro forma condensed combined statement of operations of Zayo Group Holdings, Inc. for the fiscal year ended June 30, 2017.  The following unaudited pro forma condensed combined statement of operations has been prepared giving effect to (i) the Electric Lightwave Acquisition, (ii) the Incremental Term Loan, (iii) the January 2017 Notes Offering, and (iv) the use of proceeds from each of the foregoing. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2017 is derived from (i) our audited historical consolidated financial statements for the year ended June 30, 2017 and (ii) unaudited historical financial statements of Electric Lightwave for the six months ended December 31, 2016 and (iii) the unaudited historical financial statements of Electric Lightwave for the two months ended February 28, 2017.

For purposes of the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2017  we assumed that the Electric Lightwave Acquisition, the Incremental Term Loan,  the January 2017 Notes Offering, and the use of proceeds from each of the foregoing occurred on July 1, 2016.

The acquisition of Electric Lightwave is being accounted for as a business combination (in accordance with ASC 805—Business Combinations). As such, the pro forma adjustments reflect the addition of the estimated fair values of assets and liabilities of Electric Lightwave. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to, estimating future cash flows and determining the appropriate discount rate. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information and operating data. The pro forma financial information and operating data is for illustrative purposes only and may not be indicative of the results that actually would have occurred if we had engaged in these transactions on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial condition. The unaudited pro forma condensed combined statement of operations herein does not adjust for integration costs to be incurred in future periods, nor does it give effect to any potential cost reductions or other operating efficiencies that could result from the Electric Lightwave Acquisition, including but not limited to those associated with potential reductions of corporate overhead, eliminations of duplicate functions or increased operational efficiencies.

As of the date of this Current Report on Form 8-K, we have not finalized the detailed valuation studies necessary to arrive at the required fair market values of Electric Lightwave’s assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price. We have made certain pro forma adjustments to the historical book values of the assets and liabilities of Electric Lightwave to reflect certain preliminary estimates of the fair value of the net assets to be acquired, with the excess of the purchase price over the estimated fair values of Electric Lightwave’s acquired assets and assumed liabilities recorded as goodwill. Actual results are expected to differ from these preliminary estimates once we have completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes. We have performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in Electric Lightwave’s historical financial statements to our combined accounting policies and presentation. The review of the accounting policies is not yet complete and additional policy and presentation differences may be identified upon completion.

The selected unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes thereto, the information contained in ‘‘Selected Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and our audited consolidated financial statements as of and for the year ended June 30, 2017, included in our Annual Report on Form 10-K for the year ended June 30, 2017, and the information contained in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our unaudited condensed consolidated financial statements as of and for the three months ended September 30, 2017, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Zayo Group Holdings, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year ended June 30, 2017

(Unaudited)

	Zayo Group Historical (1)	Electric Lightwave Historical (1)	Electric Lightwave Pro Forma Adjustments (2)		Pro Forma Adjustments for Debt Offerings (4)	Zayo Group Pro Forma As Adjusted
Revenue	$2,199.8	$353.4	$(4.7)	[a,c]	$—	$2,548.5
Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation)	782.9	127.4	(4.4)	[c]	—	905.9
Selling, general and administrative expenses (including stock-based compensation)	436.2	123.8	—		—	560.0
Depreciation and amortization	606.9	85.0	9.5	[b]	—	701.4
Total operating costs and expenses	1,826.0	336.2	5.1		—	2,167.3
Operating income	373.8	17.2	(9.8)		—	381.2
Other expenses
Interest expense	(241.5)	(35.6)	—		(13.5)	(290.6)
Loss on extinguishment of debt	(18.2)	—	—		—	(18.2)
Foreign currency gain/(loss) on intercompany loans	(10.3)	—	—		—	(10.3)
Other income/(expense), net	0.3	0.2	—		—	0.5
Total other expenses, net	(269.7)	(35.4)	—		(13.5)	(318.6)
Income from operations before income taxes(3)	104.1	(18.2)	(9.8)		(13.5)	62.6
Provision for income taxes	18.4	0.7	(11.6)		(5.3)	2.2
Net income/(loss)	$85.7	$(18.9)	$1.8		$(8.2)	$60.4
Weighted-average shares used to compute net income per share:
Basic	243.9					243.9
Diluted	246.8					246.8
Net income per share:
Basic	$0.35					$0.25
Diluted	$0.35					$0.24

Notes to the Unaudited Condensed Combined Statements of Operations for the year ended June 30, 2017.

(1)

The ‘‘Zayo Group Historical’’ columns reflect the Company’s historical operating results for the year ended June 30, 2017. The ‘‘Electric Lightwave Historical’’ column reflects Electric Lightwave’s historical operating results for the eight months ended February 28, 2017, which were derived by taking Electric Lightwave’s historical operating results for the six months ended December 31, 2016 and adding Electric Lightwave’s historical operating results for the two months ended February 28, 2017.

(2)	The ‘‘Electric Lightwave Pro Forma Adjustments’’ column reflects the following adjustments:

(a)

A reduction of $0.2 million to pro forma revenue recognized during the twelve months ended June 30, 2017, resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance.

(b)

An increase of $9.5 million during the year ended June 30, 2017, to historical depreciation and amortization expense based on the estimated fair value and useful lives of acquired tangible and customer relationship assets, based on preliminary estimates. The Company’s preliminary estimate of the acquisition date fair value of the acquired customer relationship is $312.2 million. The pro-forma adjustment associated with the amortization of the customer relationship value assumes this intangible asset will be amortized ratably on a straight-line basis over a period of 20 years. The Company’s preliminary estimate of the acquisition date fair value of the acquired property and equipment is $520.6 million which represents a 37% increase to the acquisition date book value on the Electric Lightwave historical balance sheet. The pro-forma adjustment associated with the depreciation of the property and equipment assumes an estimated 37% increase to the historical depreciation expense recorded by Electric Lightwave adjusted for changes in estimated useful lives to match Zayo’s accounting policies.

(c)

During the pro forma period presented, the Company and Electric Lightwave have entered into transactions which have been reflected in their respective historical statements of operations as revenue and operating costs. Had the Electric Lightwave Acquisition been consummated on July 1, 2016, these transactions would have been eliminated in consolidation. The ‘‘Electric Lightwave Pro Forma Adjustments’’ column included a reduction to revenue and operating costs of $4.5 million for the twelve months ended June 30, 2017, related to the elimination of transactions between the two companies.

(3)

The income tax expense for each of the Pro Forma Adjustments columns has been adjusted to reflect an assumed effective tax rate of 39%. This includes the recording of an income tax benefit for the twelve months ended June 30, 2017 of $16.9 million as Electric Lightwave historically recorded a valuation allowance against all tax net operating losses.

(4)

In connection with the Electric Lightwave Acquisition, the Company refinanced Electric Lightwave’s existing indebtedness, entered into the Incremental Term Loan and the January 2017 Notes Offering to finance the acquisition.   The proceeds from the Incremental Term Loan were approximately $662.6 million and the Company received $800.0 million of proceeds from the Notes (collectively the ‘‘New Indebtedness’’).  The Incremental Term Loan was issued at a discount of $6.3 million and the Company incurred debt issuance costs associated with the New Indebtedness of approximately $27.9 million. The effective interest rate on the combined New Indebtedness, inclusive of interest expense associated with the amortization of the discount on the term loan and debt issuance costs is approximately 5.2%.    If the Company had entered into this New Indebtedness on July 1, 2016, the combined companies would have recognized an additional $13.5 million of interest expense during the year ended June 30, 2017. These adjustments are reflected in the ‘‘Pro Forma Adjustments for Debt Offerings’’ column.